EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-134489 and 333-140434) on Form S-3 of PRB Energy, Inc. and subsidiary of our report dated March 29, 2007 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of PRB Energy, Inc. for the year ended December 31, 2006.

/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP

Denver, Colorado
March 29, 2007